LIMITED EXCLUSIVE
PATENT LICENSE AGREEMENT

For

OPTICAL COHERENCE TOMOGRAPHY
For Human and Animal Dentistry

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

LANTIS LASER, INC.

LLNL Case No. TL-1640-00

Lawrence Livermore National Laboratory
University of California
P.O. Box 808, L-795, Livermore, CA 94551
Industrial Partnerships and Commercialization

September 2001

TABLE OF CONTENTS

1.	BACKGROUND	1
2.	DEFINITIONS	2
3.	LICENSE GRANT	5
4.	SUBLICENSING RIGHTS AND OBLIGATIONS	6
5.	FEES, ROYALTIES AND PAYMENTS	7
6.	PERFORMANCE OBLIGATIONS	8
7.	PROGRESS AND ROYALTY REPORTS	9
8.	BOOKS AND RECORDS	13
9.	TERM	14
10.	TERMINATION AND DEPOSITION OF LICENSED PRODUCTS	14
11.	PATENT PROSECUTION AND MAINTENANCE	15
12.	PAYMENT INFRINGEMENT	16
13.	USE OF NAMES AND TRADEMARKS	18
14.	LIMITED WARRANTY	18
15.	INDEMNIFICATION	19
16.	INSURANCE	19
17	WAIVER	20
18.	ASSIGNABILITY	21
19.	LATE PAYMENTS	21
20.	NOTICES	21
21.	DISPUTES AND GOVERNING LAWS	22
22.	PATENT MARKING	23
23.	GOVERNMENT APPROVAL OR REGISTRATION	23
24.	EXPORT CONTROL LAWS	23
25.	FORCE MAJEURE	23
26.	UNITED STATES PREFERENCE	24
27.	PROPRIETARY INFORMATION	24
28.	MISCELLANEOUS	25
EXHIBIT A - LICENSED PATENTS		27
EXHIBIT B - RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS		28
EXHIBIT C - FEES AND ROYALTIES		30
EXHIBIT D - MUTUAL DISCLOSURE AGREEMENT		34

LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT
For OPTICAL COHERENCE TOMOGRAPHY
For Human and Animal Dentistry

This Agreement is effective on the Effective Date by and between The Regents of the University of California (THE REGENTS), under its U.S. Department of Energy (DOE) Contract No. W-7405-ENG-48 to manage and operate Lawrence Livermore National Laboratory (LLNL), and Lantis Laser, Inc., a New Jersey corporation, having its principal place of business at 1950 Greenwood Lake Turnpike, Hewitt, NJ 07421. THE REGENTS is a corporation organized and existing under the laws of the State of California, with its principal office at 1111 Franklin Street, 12th Floor, Oakland, CA 94607-5200. THE REGENTS and LANTIS LASER, INC. are referred to jointly as “Parties.”

1.	BACKGROUND

1.1.
Certain inventions characterized as Optical Coherence Imaging technology (Inventions) described in LLNL patent applications and patents listed in Exhibit A (LICENSED PATENTS), which may be useful for imaging dental tissues, were made at LLNL and are covered by THE REGENTS’ Patent Rights as defined in Article 2 (DEFINITIONS). One such patent application is co-owned by THE REGENTS and Optiphase, Inc. (referred to collectively as “LICENSOR,”), which are parties to an agreement (LLNL Case No. TO-4001-99) that gives THE REGENTS the sole right to commercialize the co-owned intellectual property in exchange for a share of revenue generated by THE REGENTS’ commercialization agreements. LANTIS LASER, INC. will be required to pay a portion of the fees and royalties due under this Agreement directly to Optiphase, Inc.

1.2.
LANTIS LASER, INC. entered into a Mutual Nondisclosure Agreement (MNDA) provided in Exhibit D (MUTUAL NONDISCLOSURE AGREEMENT), which is incorporated herein, that allowed LANTIS LASER, INC. to evaluate its interest in taking a license to the Inventions.

1.3.	LANTIS LASER, INC. recognizes that royalties due under this Agreement will be paid on licensed patent applications and issued patents.

1.4.
LANTIS LASER, INC. is interested in acquiring certain rights to the Inventions for the development, manufacture, and sale of products based on the Inventions. THE REGENTS is willing to grant such rights so that the Inventions may be developed and used to the fullest extent for the benefit of the U.S. economy and the general public.

1.5.	LANTIS LASER, INC. is a “small entity” as defined in 37 CFR § 1.9.

1.6.	ANTIS LASER, INC. is a “small business firm” as defined at section 2 of Pub. L. 85-536 (15 U.S.C. § 632).

THEREFORE, the Parties agree as follows:

2.	DEFINITIONS

2.1.	“Effective Date” means the date of execution by the last signing Party and payment of the first installment of the License Issue Fee.

2.2.	“Field of Use” is the application or use defined in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

2.3.
“First Commercial Sale” means the first sale for use or consumption by the general public of any Licensed Product in any country based on the required marketing and pricing approval granted by the governing health authority of such country.

2.4.	“Government” means the United States Government.

2.5.	“Lease Price” means gross income from a contract by which LICENSEE conveys Licensed Products for a specified term at a specified fee.

2.6.
“Licensed Methods” are any methods, procedures, processes, or other subject matter whose use or practice would constitute an infringement of THE REGENTS’ Patent Rights but for the license granted to LICENSEE under this Agreement.

2.7.	“Licensed Patents” are:

2.7.1.
U.S. patents and U.S. patent applications specified in Exhibit A (LICENSED PATENTS), and U.S. patents resulting from these applications and continuations of these applications, including divisionals, but not including continuation-in-part applications resulting from these applications;

2.7.2.	reissues of 2.7.1;

2.7.3.	foreign patent applications filed under Article 11 (PATENT PROSECUTION AND MAINTENANCE) and patents resulting from these applications.

2.8.
“Licensed Products” are products that incorporate or are produced by the practice of subject matter claimed in Licensed Patents, and whose manufacture, use, sale, import, or offer for sale would constitute an infringement of THE REGENTS’ Patent Rights but for the license granted to LICENSEE under this Agreement.

2.9.	“LICENSEE” means LANTIS LASER, INC.

2.10.
“Net Sales,” as used in this Agreement to compute royalties, means the aggregate Sale Price, Lease Price, or Service Price of Licensed Products or Licensed Methods invoiced or otherwise charged or exchanged by LICENSEE and any sublicensees in transactions with independent third parties for cash, or other consideration as mutually agreed by the Parties, using generally accepted accounting principles.

No deductions will be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.

2.11.	“OCDR” means Optical Coherence Domain Reflectometry.

2.12.	“Sale Price” means the gross invoice selling price after deducting:

2.12.1.	Discounts allowed in amounts customary in the trade;

2.12.2.	Sales, tariff duties or use taxes directly imposed and with reference to particular sales;

2.12.3.	Allowances actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Licensed Products, whether in cash or Licensed Products in lieu of cash;

2.12.4.	Freight, transport packing, insurance charges associated with transportation; and

2.12.5.	Taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

2.12.6.	Uncollectible accounts.

The Sale Price of Licensed Products that are disposed of other than by sale or lease is LICENSEE’s gross invoice selling price for products of similar kind and quality, sold in similar quantities. If LICENSEE is not currently offering comparable products for sale, then the Sale Price is the average gross invoice selling price at which products of similar kind and quality, sold in similar quantities, are currently offered for sale by other manufacturers. If comparable products are not currently sold or offered for sale by others, then the Sale Price will be LICENSEE’s cost of manufacture, determined by LICENSEE’s customary accounting procedures, plus LICENSEE’s standard markup.

2.13.	“Sales of Licensed Products” means sale or lease of Licensed Products or performance of services using Licensed Products or Licensed Methods.

2.14.	“Service Price” means gross income from services performed by LICENSEE using Licensed Products or Licensed Methods.

2.15.	“THE REGENTS’ Patent Rights” are THE REGENTS’ rights in Licensed Patents under applicable patent laws.

2.16.	“Authorized Technologies” means any digital technology or laser technology for ablating biological material.

2.17.	“Integrated Products” means a combination of OCDR Products with one or more Authorized Technologies, to provide a product which is a combination of and utilizes both technologies.

3.	LICENSE GRANT

3.1.	The license rights granted to LICENSEE by THE REGENTS are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

3.2.
The Government retains a paid-up, royalty-free, nontransferable, worldwide, irrevocable license to practice Licensed Patents by or on behalf of the Government. The Government has certain other rights under 35 U.S.C. §§ 200 212 and applicable regulations.

3.3.	THE REGENTS reserves all rights not otherwise granted in this Agreement and the right to use THE REGENTS’ Patent Rights for educational and research purposes.

4.	SUBLICENSING RIGHTS AND OBLIGATIONS

4.1.	The sublicensing rights granted to LICENSEE by THE REGENTS are set forth in Exhibit B, Paragraph B.2.

4.2.	LICENSEE will provide THE REGENTS with an executed copy of each sublicense within thirty (30) days of execution of the agreement.

4.3.	LICENSEE must include in any sublicense all the rights and obligations due THE REGENTS and the Government set forth in this Agreement.

4.4.	LICENSEE will promptly forward to THE REGENTS any reports and statements it receives from sublicensees under Article 4.3.

4.5.
LICENSEE must include in all sublicenses the notice that (a) upon termination of this Agreement for any reason, THE REGENTS will automatically succeed to all rights of LICENSEE arising from sublicenses granted under this Agreement; and (b) THE REGENTS may, at its sole discretion, cancel any or all such sublicenses, provided reasonable grounds exist for such cancellation.

5.	FEES, ROYALTIES AND PAYMENTS

5.1.	As partial consideration for rights granted to LICENSEE, LICENSEE will pay to THE REGENTS an issue fee and maintenance fees as set forth in Exhibit C (FEES AND ROYALTIES).

5.2.	As further consideration for rights granted to LICENSEE, LICENSEE will pay to THE REGENTS a minimum annual royalty and an earned royalty based on Net Sales as set forth in Exhibit C.

5.3.	LICENSEE will pay royalties to THE REGENTS according to the schedule specified in Article 7 (PROGRESS AND ROYALTY REPORTS).

5.4.
LICENSEE will pay all fees and royalties in U.S. dollars collectible at par in San Francisco, California. All payments due hereunder shall be deemed received when funds are credited to LLNL’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in The New York Times or The Wall Street Journal) on the last working day that falls on or prior to the due date of the Royalty Report. No transfer, exchange, collection or other charges shall be deducted from such payments.

5.5.
Notwithstanding the provisions of Article 25 (FORCE MAJEURE), if at any time legal restrictions would prevent LICENSEE from making payment of part or all of any royalties in any country outside the U.S. from LICENSEE’s source of funds outside the U.S., LICENSEE may delay payment of such funds for six (6) months with the rate of exchange calculated as of the date the funds became due. Simple interest shall be paid on such delayed payments at the rate of U.S. prime plus three percent (3%). If no payments are made within said six (6) month period, LICENSEE will convert the amount owed to THE REGENTS into U.S. funds and pay THE REGENTS directly from LICENSEE’s U.S. source of funds.

5.6.
No royalties are due on Sales of Licensed Products to the Government or for Government purposes. LICENSEE will reduce the amount charged for such sales by an amount equal to the royalty otherwise due THE REGENTS.

6.	PERFORMANCE OBLIGATIONS

6.1.
LICENSEE, upon execution of this Agreement, will diligently proceed with the development, manufacture, and sale of Licensed Products and use of Licensed Methods, and earnestly and diligently endeavor to market the same as specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

6.2.	During the term of this Agreement, LICENSEE will demonstrate a continuing effort to commercialize and sell Licensed Products and use Licensed Methods to meet market demand.

6.3.
If LICENSEE does not meet the performance obligations specified in Exhibit B, THE REGENTS may at its sole option: (a) convert the limited exclusive license for Licensed Patents to a nonexclusive license; (b) negotiate with LICENSEE a new schedule and conditions for continuation of a limited exclusive license; or (c) terminate this Agreement.

6.4.
THE REGENTS will notify LICENSEE if THE REGENTS is approached by a third party seeking a license to make, use, or sell Licensed Products in LICENSEE’s Field of Use. LICENSEE will negotiate in good faith with that third party to grant a sublicense for any Licensed Patents in the market for which LICENSEE and existing sublicensees are not meeting, or not diligently working toward meeting, commercial demand. The determination to grant a sublicense may be based on LICENSEE’s business interests. LICENSEE will provide THE REGENTS with justification for denying any such sublicense.

6.5.
During the term of this Agreement, LICENSEE will conduct normal, continuous business operations. If LICENSEE seeks protection under any U.S. bankruptcy proceedings during the term of this Agreement, LICENSEE will notify THE REGENTS in writing no later than seventy-two (72) hours after the bankruptcy filing. THE REGENTS has the option to terminate this Agreement upon a bankruptcy filing by the LICENSEE.

7.	PROGRESS AND ROYALTY REPORTS

7.1.	Annual Progress Report: LICENSEE will submit to THE REGENTS annual progress reports according to the following schedule:

Due date	For previous period
Febru 28	January 1- December 31

The progress report must cover LICENSEE’s activities in meeting the performance obligations set forth in Article 6 (PERFORMANCE OBLIGATIONS) and Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), and must include at a minimum the following information:

License number

Name of Licensee

Date of report

Reporting period

Summary of work completed

Summary of work in progress

Current schedule of anticipated events or milestones

Description of Licensed Products or Licensed Methods under development

Licensed patents practiced or incorporated into each Licensed Product and Licensed Method under development

Anticipated market introduction date of Licensed Products/ Methods

Commercial name of Licensed Products/Methods

A summary of resources (dollar value) spent in the reporting period on commercialization efforts

Name and summary of activities of sublicensees, if any

Change in corporate ownership (see Article 18, ASSIGNABILITY)

Change in small entity status (see Article 1, BACKGROUND)

Addition of and/or participation in an affiliate

Existence of and/or participation in a joint venture

7.2.
First Commercial Sale: Within sixty (60) days following the First Commercial Sale of each type of Licensed Product in the U.S. and each country outside the U.S. by LICENSEE, LICENSEE will report to THE REGENTS, at a minimum, the following information:

License number

Name of Licensee

Date of report

Date of First Commercial Sale or lease

Place of First Commercial Sale or lease

Description of Licensed Products/ Methods sold or leased

Licensed Patents practiced or incorporated

Place of manufacture

7.3.
Quarterly Written Royalty Reports: After the First Commercial Sale of Licensed Products anywhere in the world by LICENSEE, LICENSEE will submit quarterly written royalty reports to THE REGENTS as follows:

Due date	For previous period
February 28	October 1- December 31
May 31	January 1- March 31
August 31	April 1- June 30
November 30	July 1- September 30

If LICENSEE has not sold or used any Licensed Products or Licensed Methods during the reporting period, LICENSEE will so state in the royalty report.

The quarterly royalty report must include at a minimum the following information:

License number

Name of Licensee

Date of report

Reporting period

Report of sales:

For each type of Licensed Products/ Methods:

Name/ description of each type of product or process

A.	Domestic sales:

1.	Description of Licensed Products/Methods

2.	Unit price (sale, lease, and/or use)

3.	Units sold in U.S.

4.	Units leased in U.S.

5.	Gross sales in U.S.

6.	Net Sales in U.S.

7.	Accrued royalties

8.	If Government approval requirements apply to sale/use of the Licensed Product/Method (see Article 23, GOVERNMENT APPROVAL OR REGISTRATION), provide details.

9.	Place of manufacture

B.	Foreign sales:

1.	Country of sales

2.	Description of Licensed Products/ Methods

3.	Unit price (sale, lease, and/or use)

4.	Units sold in each country

5.	Units leased in each country

6.	Gross sales in each country

7.	Net Sales in each country

8.	Monetary exchange rate

9.	Accrued royalties in $U.S.

10.	If foreign government approval/ registration requirements apply to sale/use of the Licensed Product/Method (see Article 23, GOVERNMENT APPROVAL OR REGISTRATION), provide details.

11.	Place of manufacture

C.	Government Sales:

1.	Description of Licensed Products/ Methods

2.	Unit price (sale, lease, and/or use)

3.	Units sold

4.	Units leased

5.	Gross sales

6.	Net Sales in each country

7.	Place of manufacture

Provide information A through C for each type of product or process sold

D.	Royalties Due THE REGENTS:

Minimum Royalty paid for this calendar Year	Total accrued royalties to date for this calendar Year	Royalties Due

7.4.
LICENSEE will provide THE REGENTS with an annual audited statement of royalty accounts within sixty (60) days after the end of each calendar year. THE REGENTS will protect such statements as Proprietary Information and not disseminate them unless required by law.

7.5.	Within thirty (30) days following LICENSEE’s achievement of cumulative corporate financing of Three Million Dollars ($3,000,000), LICENSEE will report this event to THE REGENTS.

8.	BOOKS AND RECORDS

8.1.
LICENSEE will keep books and records accurately showing the manufacture (including the location of manufacture), use, and sale of all Licensed Products and Licensed Methods, and compliance of other terms under this Agreement. LICENSEE will preserve such books and records for at least five (5) years after the date of the royalty payment to which they apply. Such books and records will be open for inspection by representatives or agents of THE REGENTS at all reasonable times, with reasonable notice given.

8.2.
THE REGENTS will pay the costs incurred by its representatives or agents to examine LICENSEE’s books and records. However, if there is an error adverse to THE REGENTS in LICENSEE’s royalty accounting of more than five percent (5%) of the total royalties due for any year, then LICENSEE will pay THE REGENTS within thirty (30) days the amount necessary to correct such error and will pay the costs incurred by THE REGENTS’ representatives and agents for such examination.

8.3.
LICENSEE will provide THE REGENTS with an annual audited financial statement of LICENSEE, including at a minimum a balance sheet and operating statement or LICENSEE’s annual report. Such statement will be due to THE REGENTS within one hundred twenty (120) days following the close of LICENSEE’s fiscal year to which such statement relates.

9.	TERM

The term of this Agreement will commence on the Effective Date and, unless terminated by operation of law or by acts of the Parties under this Agreement, will remain in effect until the expiration or abandonment of all Licensed Patents.

10.	TERMINATION AND DISPOSITION OF LICENSED PRODUCTS

10.1.
If LICENSEE fails to perform any material term or covenant of this Agreement, THE REGENTS may give written notice to LICENSEE that if LICENSEE has not cured such failure within sixty (60) days after the effective date of receipt of the notice, this Agreement will terminate at the end of such sixty (60) day period or at the end of such longer period as may be set forth in THE REGENTS’ notice.

10.2.	LICENSEE may terminate this Agreement by giving at least thirty (30) days prior written notice to THE REGENTS.

10.3.
Termination of this Agreement will not relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination, nor rescind any payments due or paid to THE REGENTS prior to the time such termination becomes effective. Such termination will not affect, in any manner, any rights of THE REGENTS arising under this Agreement prior to such termination. Any and all obligations of the Parties under this Agreement will remain in effect until properly fulfilled or otherwise discharged, notwithstanding the completion or early termination of this Agreement.

10.4.
Within thirty (30) days after termination of this Agreement by either Party, LICENSEE will provide THE REGENTS with a written inventory of all Licensed Products in process of manufacture or in stock on the date of termination. LICENSEE may complete Licensed Products in the process of manufacture at the time of termination, and may dispose of Licensed Products for sixty (60) days after the date of termination provided that LICENSEE pays royalties to THE REGENTS on such dispositions. At the conclusion of the sixty(60) day period, LICENSEE will destroy any remaining Licensed Products in stock or in process of manufacture and certify such destruction to THE REGENTS.

10.5.	LICENSEE may not practice Licensed Methods after the date of termination of this Agreement except as necessary to complete the manufacture of Licensed Products as permitted under Article 10.4.

10.6.	This Agreement will terminate, effective thirty (30) days after the effective date of notice by THE REGENTS, if LICENSEE ceases to carry on its business.

11.	PATENT PROSECUTION AND MAINTENANCE

11.1.	THE REGENTS will prosecute U.S. patent applications and maintain U.S. patents licensed under this Agreement at THE REGENTS’ expense, unless otherwise agreed by the Parties.

11.2.
LICENSEE may request foreign rights in Licensed Patents, if such rights are available. LICENSEE must request such rights in writing, and specify the countries in which it wants rights, within seven (7) months after the filing date of the U.S. applications. Failure to request such rights will be considered an election not to seek foreign rights. THE REGENTS may file patent applications at its own expense in any country in which LICENSEE has not elected to secure foreign rights, and LICENSEE has no rights to any such foreign applications and resultant patents.

11.3.
LICENSEE will pay all costs, including all costs incurred prior to the Effective Date, associated with preparation, filing, prosecution, and maintenance of Licensed Patents in foreign countries in which LICENSEE obtains rights under this Agreement. All Licensed Patents will be held in the name of THE REGENTS and obtained using counsel selected by THE REGENTS.

11.4.
LICENSEE may terminate its license to foreign patent applications or patents, and its obligation to pay any further costs for those foreign rights, upon ninety (90) days written notice to THE REGENTS. THE REGENTS or the Government may, at its sole discretion and expense, continue prosecution and/or maintenance of any patents or applications for which LICENSEE has relinquished rights.

12.	PATENT INFRINGEMENT

12.1.
If LICENSEE learns of the possible infringement by a third party of any Licensed Patents, LICENSEE will inform THE REGENTS in writing within thirty (30) days and provide all known evidence of the infringement. LICENSEE will not contact such third party concerning the infringement without prior written approval of THE REGENTS. The Parties will use their best efforts to terminate such infringement without litigation.

12.2.
LICENSEE may request in writing that THE REGENTS take legal action against an infringer of any Licensed Patents, which request must include reasonable evidence of the infringement and of potential damages to LICENSEE. Within one hundred (100) days after the date of receipt by THE REGENTS of LICENSEE’s request, if the infringement continues, THE REGENTS will notify LICENSEE in writing that THE REGENTS will either:

12.2.1.	Commence suit on its own account; or

12.2.2.
Refuse to participate in such suit. LICENSEE may thereafter bring suit for patent infringement at its own expense if, and only if, THE REGENTS elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE has exclusive rights under this Agreement. However, in the event LICENSEE elects to bring suit in accordance with this Article, THE REGENTS may thereafter join such suit at its own expense. If THE REGENTS elects to not participate in such suit, LICENSEE may join THE REGENTS in any suit in which THE REGENTS is a necessary party for the suit to proceed, and if so joined the LICENSEE will pay all reasonable costs of THE REGENTS associated with joining the suit as a necessary party to the litigation.

12.3.
Any legal or equitable action brought under Article 12 will be at the expense of the Party bringing such legal or equitable action and all recoveries will belong to such Party. Legal or equitable action brought jointly by THE REGENTS and LICENSEE and participated in by both will be at the joint expense of the Parties in such proportions as are agreed to in writing, and all recoveries will be shared by them in proportion to the expense paid by each Party, or otherwise as they may agree in writing.

12.4.
The Parties will cooperate with each other in legal and equitable proceedings instituted against an infringing third party, but such cooperation by a Party will be at the expense of the Party bringing such legal or equitable action; if both Parties bring the action, the principles of Article 12.3 will apply. Such legal or equitable action will be controlled by the Party bringing the legal or equitable action, except that THE REGENTS may be represented by counsel of its choice in any action brought by LICENSEE.

13.	USE OF NAMES AND TRADEMARKS

Neither Party has any right to use any name, trade name, trademark, or other designation of the other Party (including any contraction, abbreviation, or simulation) in advertising, publicity, or other promotional activities. Unless required by law, the use of the name “Lawrence Livermore National Laboratory,” or “The Regents of the University of California,” or the name of any University of California campus by LICENSEE is expressly prohibited under California Education Code § 92000.

14.	LIMITED WARRANTY

14.1.	THE REGENTS has the right to grant the license granted in this Agreement.

14.2.
THIS LICENSE AND THE ASSOCIATED INVENTIONS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS AND DOE MAKE NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3.
IN NO EVENT WILL THE REGENTS OR DOE BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, LICENSED METHODS, OR LICENSED PRODUCTS.

14.4.	Nothing in this Agreement will be interpreted as:

14.4.1.	A warranty or representation by THE REGENTS as to the validity or scope of any of THE REGENTS’ Patent Rights; or

14.4.2.
A warranty or representation that anything made, used, sold, or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of intellectual property rights of third parties; or

14.4.3.	Any obligation to bring suit against a third party for patent infringement; or

14.4.4.
Conferring by implication, estoppel, or otherwise any license or rights under any patents of THE REGENTS other than Licensed Patents, regardless of whether such patents are dominant or subordinate to Licensed Patents; or

14.4.5.	An obligation to furnish to LICENSEE or any third party any know-how or improvements.

15.	INDEMNIFICATION

LICENSEE will, and will require its sublicensees to, indemnify, hold harmless, and defend THE REGENTS, DOE, their officers, employees, and agents; the sponsors of the research that led to the Inventions; and the inventors against any claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. LICENSEE will pay any and all costs, including reasonable attorney fees, incurred by THE REGENTS in enforcing this indemnification.

16.	INSURANCE

16.1.
LICENSEE will insure its activities relating to this Agreement at its own cost with an insurance company acceptable to THE REGENTS. LICENSEE will obtain, keep in force, and maintain insurance as follows with an insurance company acceptable to THE REGENTS or an equivalent program of self-insurance: Comprehensive or Commercial Form General Liability Insurance, including contractual liability and product liability, with coverage as follows:

16.1.1.	Each occurrence coverage of not less than One Million Dollars ($1,000,000); and

16.1.2.	Product Liability Insurance: Completed operations aggregate coverage of not less than Five Million Dollars ($5,000,000); and

16.1.3.	Personal and Advertising Injury: Coverage of not less than One Million Dollars ($1,000,000); and

16.1.4.	General Aggregate (Commercial Form Only): Coverage of not less than Five Million Dollars ($5,000,000).

These coverages do not limit the liability of LICENSEE to THE REGENTS in any way. LICENSEE will provide THE REGENTS, upon request, with certificates of insurance or self-insurance, including renewals, that show compliance with these requirements. LICENSEE’s failure to maintain such required insurance will be considered a material breach of this Agreement.

16.2.	If the required insurance is written on a claims-made form, coverage must provide a retroactive date of placement before or coinciding with the Effective Date of this Agreement.

16.3.
LICENSEE will maintain the general liability insurance specified in this Article 16 during the period that the Licensed Patents of THE REGENTS are being used and/or Licensed Products are being sold or otherwise commercially distributed by LICENSEE, and for a period of not less than five (5) years thereafter.

16.4.	LICENSEE’s insurance coverage must:

16.4.1.	Provide for at least thirty (30) days advance written notice to THE REGENTS of cancellation or any modification; and

16.4.2.	Indicate that DOE, THE REGENTS, and their respective officers, employees, students, and agents, are endorsed on the policy as additional named insureds; and

16.4.3.	Include a provision that the coverage is primary and does not participate with or is in excess of any valid and collectible insurance, program, or self- insurance carried or maintained by THE REGENTS.

17.	WAIVER

17.1.	No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the Party to have waived or consented.

17.2.
Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement will not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

18.	ASSIGNABILITY

This Agreement is binding on and inures to the benefit of THE REGENTS, its successors and assigns, but is personal to LICENSEE. Any assignment or bankruptcy assumption of this Agreement requires prior written consent of THE REGENTS. Such consent shall not be unreasonably withheld.

19.	LATE PAYMENTS

If THE REGENTS does not receive payments or fees due from LICENSEE hereunder when due, LICENSEE must pay such payments or fees within sixty (60) days plus interest charges at the rate of ten percent (10%) simple interest per annum from the date on which the payment was originally due, or THE REGENTS may terminate this Agreement in accordance with its terms.

20.	NOTICES

Any report, payment, notice, or other communication that either Party receives under this Agreement must be in writing and will be properly given and effective on the date of delivery if delivered in person (including delivery by courier service), or the fifth (5th) day after mailing if mailed by first-class certified mail, postage paid, to the addresses given below (or to an address designated by written notice to the other Party), or the date of facsimile with confirmed receipt.

In the case of LICENSEE:	Lantis Laser, Inc. 1950 Greenwood Lake Turnpike Hewitt, NJ 07421 Attention: Chief Executive Officer Phone: (973) 728 9340 Fax: (973) 7281917

In the case of THE REGENTS: All correspondence, original progress reports, and royalty reports:	Lawrence Livermore National Laboratory Industrial Partnerships and Commercialization P.O. Box 808, L-795 7000 East Avenue, L-795 Livermore, CA 94550 Attention: Director, IPAC Fax: (925) 423-8988

Payments and copies of corresponding royalty reports:	Lawrence Livermore National Laboratory P.O. Box 5517 Livermore, CA 94551

AND

OptiPhase, Inc. 7652 Haskell Avenue Van Nuys, CA 91406 Attention: Jeff Bush, President RE: TO-4001-99 Phone: (818) 782-0997, ext. 110 Fax: (818) 782-0999

21.	DISPUTES AND GOVERNING LAWS

The Parties will attempt to jointly and promptly resolve any disputes arising from this Agreement. If the Parties are unable to resolve a dispute within a reasonable time from one Party’s written notice to the other that dispute resolution has begun, then either Party may commence proceedings in a court of competent jurisdiction. This Agreement will be governed by the laws of the State of California, U.S.A., without regard to such State’s conflict of laws provisions.

22.	PATENT MARKING

LICENSEE will mark all Licensed Products and their containers that are made, used, sold, or otherwise disposed of under this Agreement in accordance with applicable patent marking laws.

23.	GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any jurisdiction to be approved, permitted, or registered with any governmental agency, LICENSEE assumes all obligations to do so. LICENSEE will notify THE REGENTS if LICENSEE becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement. LICENSEE will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process.

24.	EXPORT CONTROL LAWS

LICENSEE will comply with all applicable United States and foreign laws and regulations concerning the transfer of Licensed Products and related technical data, including but not limited to International Traffic in Arms Regulations (ITAR) and Export Administration Regulations (EAR).

25.	FORCE MAJEURE

The Parties will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any Acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, either Party will have the right to terminate this Agreement pursuant to this Article upon thirty (30) days prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one (1) year.

26.	UNITED STATES PREFERENCE

LICENSEE agrees that any Licensed Products and Licensed Methods for applications, use, or sale shall be manufactured substantially in the United States.

27.	PROPRIETARY INFORMATION

27.1.
THE REGENTS may release to the inventors and senior administrators employed by THE REGENTS the terms of this Agreement upon their request. If such release is made, THE REGENTS will give notice of the proprietary nature of the terms and will obtain an agreement from the recipient to maintain the confidentiality. If a third party inquires whether a license to Licensed Patents is available, THE REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 3 (LICENSE GRANT) to the third party, but will not disclose the name of LICENSEE or any other terms, except with LICENSEE’s consent or as required under a government audit, the California Public Records Act, the Freedom of Information Act, or other applicable law.

27.2.
The term of the MNDA between the Parties (Exhibit D) is hereby extended for the term of this Agreement. The confidentiality obligation of the MNDA will also apply to any other Proprietary Information provided in connection with this license agreement that is clearly marked in accordance with the MNDA, such as LICENSEE’s business and financial information submitted to LLNL under the reporting requirements herein, patent prosecution, engineering drawings, process and technical information, and other related information not contemplated when the MNDA was executed.

28.	MISCELLANEOUS

28.1.	The headings of the Articles of this Agreement are for reference only and do not affect the interpretation of this Agreement.

28.2.	Any amendment or modification of this Agreement must be in writing and signed by each Party.

28.3.
This Agreement, with the attached Exhibits A, B, C, and D, embodies the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all other communications, representations, or understandings, either oral or written, between the Parties with respect to such subject matter.

28.4.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the extent legally permissible and such invalidity, illegality, or unenforceability will not affect any other provisions of the Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision, or relevant portion, were never in this Agreement.

28.5.	Except as specifically provided in Exhibit B, Paragraph B.5.4, neither Party is an agent of the other and neither will have any power to contract for or bind the other Party for any purpose.

THE REGENTS and LICENSEE hereby execute this Agreement, in duplicate originals, by their respective duly authorized officers.

LANTIS LASER, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA LAWRENCE LIVERMORE NATIONAL LABORATORY

By:	By:
Name:	Name:
Title:	Title:
Date signed:	Date signed:

EXHIBIT A - LICENSED PATENTS

The Licensed Patents are as follows:

UNITED STATES PATENTS GRANTED:

Invention Disclosure Number	Patent Number	Title	Inventors	Filing Date	Issue Date
IL-9247	5,570,182	Method for Detection of Dental Caries and Periodontal Disease Usin Optical Ima in	Howard Nathel, John H. Kinney, Linda L. Otis	5/27/94	10/29/96

IL-10371	6,179,611	Dental Optical Coherence Domain Reflectometry Explorer	Matthew J. Everett, Billy W. Colston, Ujwal S. Sathyam, Luiz B. Da Silva	5/19/99	1/22/01

UNITED STATES PATENT APPLICATIONS:

Invention Disclosure Number	Patent Application	Title	Inventors	Filing Date
IL-10370	09/489,764	Hand-held Dental Imaging Device	Billy W. Colston, Matthew J. Everett, Luiz B. Da Silva, Linda L. Otis	1/24/00

IL-10379	09/479,674	Birefingence Insensitive Optical Coherence Domain Reflectome System	Matthew J. Everett (LLNL), Joseph Grau Davis (OptiPhase, Inc.)	1/7/00

IL-10408	09/314,848	Optical Detection of Dental Disease Using Polarized Light	Matthew J. Everett, Billy W. Colston, Ujwal S. Sathyam, Luiz B. Da Silva, Daniel Fried	5/19/99

IL-10616	09/883,513	Optical Fiber Head for Providing Lateral Viewing	Matthew J. Everett, Billy W. Colston, Dale L. James, Steve Brown, Luiz Da Silva	6/18/01

IL-10696	09/660,036	Optical Coherence Tomography Guided Dental Drill	Luiz B. Da Silva, Billy W. Colston, Jr., Dale L. James	9/12/00

IL-10697	09/660,037	OCDR Guided Laser Ablation Device	Luiz B. Da Sila, Billy W. Colston, Jr., Dale L. James	9/12/00

FOREIGN PATENT APPLICATIONS:

None.

EXHIBIT B - RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS

NOTICE

LICENSEE considers information in this Exhibit B to be Proprietary.

B.1	Rights Granted

Subject to the limitations set forth in this Agreement, THE REGENTS hereby grants to LICENSEE an exclusive, transferable, royalty-bearing, license to make, use, sell, offer for sale, and import Licensed Products, and to practice Licensed Methods in the Field of Use in the United States. The License shall not be transferred without prior consent of THE REGENTS, which shall not be unreasonably withheld.

“Field of Use” means Human and Animal Dentistry.

B.2	Sublicensing Rights

THE REGENTS also grants to LICENSEE the right to issue royalty-bearing sublicenses to third parties in the Field of Use, having rights no greater than those granted to LICENSEE, provided that LICENSEE has exclusive rights in such Licensed Patents in the Field of Use at the time of sublicensing.

B.3	Rights Excluded

Rights that are not specifically granted in this Agreement are specifically excluded from the Agreement.

B.4	Performance Obligations

B.4.1
LICENSEE will have gross sales revenues from the Sales of Licensed Products of at least Two Million Dollars ($2,000,000) per calendar year commencing with calendar year 2003 as measured at the close of LICENSEE’s business on December 31 of the relevant year.

B.4.2
The sales requirements specified above may, by mutual written consent of LICENSEE and THE REGENTS, be amended and/or extended at the written request of LICENSEE to THE REGENTS, based upon legitimate business reasons specified in reasonable detail in such written request.

B.4.3	The first progress report will be due on February 28, 2002.

B.4.4
LICENSEE will proceed commercially diligently to develop, file relevant regulatory applications for and attempt to obtain relevant regulatory commercialization approvals with respect to the manufacturing, marketing, and sale of Licensed Products for at least one use in the Field of Use. LICENSEE will file with the U.S. Food and Drug Administration at least one Premarket Notification (510k Notification) or Premarket Application for clearance/ approval of Licensed Products that incorporate OCDR no later than twenty-four (24) months after the Effective Date.

Notwithstanding any other term of this Agreement, for the purposes of (a) invoking/complying with the Hatch-Waxman Act (35 U.S.C. § 156) and any corresponding rules and regulations of the U.S. Patent & Trademark Office regarding patent term extension, and (b) seeking regulatory approval of LICENSEE’s Licensed Products and Licensed Methods, LICENSEE shall act as THE REGENTS’ agent. To the extent deemed necessary by LICENSEE, in good faith, the Parties will cooperate to secure regulatory approval of LICENSEE’s Licensed Products and Licensed Methods.

EXHIBIT C - FEES AND ROYALTIES

NOTICE

LICENSEE considers information in this Exhibit C to be Proprietary.

C.1	License Issue Fee

C.1.1
As partial consideration for this Agreement, LICENSEE owes and will pay to LICENSOR a nonrefundable issue fee of One Hundred Seventy Five Thousand Dollars ($175,000) (License Issue Fee) to be paid as follows:

C.1.1.1	Fifteen Thousand Dollars ($15,000) when LICENSEE executes the Agreement.

C.1.1.2
Fifty Thousand Dollars ($50,000) upon the earliest of a) first commercial sale of Licensed Products by LICENSEE or its sublicensees, or b) LICENSEE’s achievement of cumulative corporate financing of Three Million Dollars ($3,000,000), or c) December 31, 2002. LICENSEE is obligated to report to THE REGENTS when a) and b) occur (see Article 7.2 and 7.5).

C.1.1.3
One Hundred Ten Thousand Dollars ($110,000) upon the earlier of 1) within ten (10) days of achieving cumulative sales of Licensed Products, which include OCDR technology, by LICENSEE or its sublicensees equal to two thousand five hundred (2500) units, or 2) December 31, 2005.

C.1.2	THE REGENTS will execute the Agreement after receipt of LICENSEE’s executed copies of the Agreement and payment of the first installment of the License Issue Fee specified in C.1.1.1 above.

C.1.3	The License Issue Fee will not be credited against any other royalty or fee due from LICENSEE to LICENSOR.

C.1.4
In the event that LICENSEE grants sublicenses, LICENSEE will collect an issue fee greater than or equal to Fifty Thousand Dollars ($50,000). LICENSEE will pay to LICENSOR Fifty Percent (50%) of any issue fee from sublicensing.

C.2	Earned Royalties

C.2.1
In addition to the License Issue Fee, LICENSEE will pay LICENSOR an earned royalty of Six Percent (6%) on its Net Sales and on Net Sales of its sublicensees. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS), Article 7 (PROGRESS AND ROYALTY REPORTS), and Article 20 (NOTICES) of this Agreement.

C.2.2
THE REGENTS will decrease the earned royalty on Net Sales of Licensed Products that implement scanning applications of OCDR (Scanning Products) in the event that LICENSEE must also pay earned royalties on sales of Scanning Products under a license(s) with a third party(ies) for rights to patents that dominate that part of THE REGENTS’ Patent Rights pertaining to Scanning Products. The earned royalty due LICENSOR will be decreased by the actual earned royalty paid to such third parties up to a maximum of Two and One-Half (2.5) percentage points. In no case will the earned royalty due LICENSOR be less than Three and One-Half Percent (3.5%) of Net Sales. THE REGENTS will decrease the earned royalty from Net Sales of Scanning Products only if 1) LICENSEE provides THE REGENTS with a copy of the relevant third party license agreements including any amendments thereof, and 2) LICENSEE sells Scanning Products only separately from other Licensed Products and accounts for such sales separately, and 3) LICENSEE reports to THE REGENTS actual royalty payments made to third parties under the relevant license agreements. Any information disclosed under the reporting requirements can be marked PROPRIETARY and will not be disclosed to third parties, except as required by law.

C.2.3
The earned royalty on sales of Licensed Products that implement OCDR (OCDR Products) that are sold as part of a larger product system shall be based on the average Net Sales of that OCDR Product sold separately on a non-OEM basis over the relevant royalty reporting period. In cases where LICENSEE integrates OCDR Products with one or more Authorized Technologies (Integrated Products), and LICENSEE does not sell OCDR Products separately and therefore cannot determine earned royalties based on separate sales of OCDR, then LICENSEE shall pay an earned royalty of Six Percent (6%) on a fraction of Net Sales of Integrated Products as follows:

Number of Authorized Technologies integrated with OCDR Product	Fraction of Net Sales of Integrated Products
1	1/2
2 or more	1 / 3

In no case will LICENSEE pay an earned royalty on less than one-third (1/3) of the Net Sales of an Integrated Product.

Each of digital x-ray technology and laser technology for ablating biological material is an Authorized Technology. The Parties may agree to amend this Agreement, in writing, to include other technologies as Authorized Technologies.

C.3	Maintenance Fee

Beginning in calendar year 2002, LICENSEE will pay LICENSOR a license maintenance fee of Ten Thousand Dollars ($10,000) per calendar year, which will be due according to the schedule in C.4. The maintenance fee in any calendar year will be creditable against the minimum annual royalty due in the same calendar year.

C.4	Minimum Annual Royalties

LICENSEE will pay to LICENSOR a minimum annual royalty according to the requirements of Article 5 (FEES ROYALTIES AND PAYMENTS) and the schedule below. Earned royalties paid to LICENSOR for Net Sales during a calendar year will be accrued and credited against the minimum annual royalty paid for that same calendar year.

Calendar Year	Minimum Annual Royalty	Due Date
2004	$30,000	February 28, 2004
2005	$100,000	February 28, 2005
2006	$250,000	February 28, 2006
2007 and thereafter for the life of this Agreement	$500,000	February 28, 2007 and February 28 of each year thereafter for the life of the Agreement

C.5	Distribution of Payments

LICENSEE will pay ninety-five and six-tenths percent (95.6%) of all fees and royalties due to LICENSOR under this Agreement directly to THE REGENTS and will pay four and four-tenths percent (4.4%) of such fees and royalties directly to Optiphase, INC. Payment shall have been considered to be made to Optiphase, INC. by depositing appropriate money into an account designated by Optiphase.

EXHIBIT D - MUTUAL NONDISCLOSURE AGREEMENT

MUTUAL NONDISCLOSURE AGREEMENT FOR EXCHANGE OF INFORMATION
WITH LAWRENCE LIVERMORE NATIONAL LABORATORY

This Agreement, effective on the date of the last party signs. is made by and between LANTIS LASER, Inc., located at, 1950 Greenwood lake Turnpike, Hewitt, NJ 07421 and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, located at 1111 Franklin Street, Oakland, CA 94607 (“THE REGENTS”), under its Contract No. W-7405-ENG-48 with the U.S. DEPARTMENT OF ENERGY (“DOE”) as operators of the LAWRENCE LIVERMORE NATIONAL LABORATORY, located at 7000 East Avenue, Livemore, CA 94550 (“LLNL”)

WHEREAS, THE REGENTS< as operators of LLNL, and Lantis Laser, Inc. (hereinafter individually referred to as the “PARTY” or collectively as the “PARTIES”) wish to exchange certain confidential and proprietary Information relating to Optical Coherence Tomography (OCT) for dental applications (“PROPRIETARY INFORMATION”), this Agreement will govern the conditions of mutual disclosure of PROPRIETARY INFORMATION by the PARTIES.

The PARTIES hereby agree:

(1) To perform all terns of this Agreement and to aft PROPRIETARY INFORMATION in confidence, giving It the same degree of care, but no less then a reasonable degree of care, as the receiving PARTY exercises with its own proprietary information to prevent its unauthorized disclosure;

(2) To exchange and use the PROPRIETARY INFORMATION solely for the purpose of evaluation, testing, and development of potential collaborations, joint ventures, and/or license of the technology;

(3) Trial neither PARTY, without the prior written convent of the other, will disclose any portion of the PROPRIETARY INFORMATION to others except to their employees, agents, consultants, subcontractors or Government personnel having a need to know In order to accomplish the solo purpose stated above, and who are bound by a like obligation of confidentiality under this Agreement;

(4) That neither PARTY will have any obligation, nor with the DOE, assume any liability with respect to any portion of the PROPRIETARY INFORMATION that:

(a) the receiving PARTIES can demonstrate by written record was previously known to them;

(b) Is or becomes, available to the public through no fault of the PARTIES.

(c) is lawfully obtained by the PARTIES from a third party and is not subject to an obligation of confidentiality owed to the third party; or

(d) is independently developed by or for the PARTIES independent of any disclosure hereunder.

(5)
That PROPRIETARY INFORMATION disclosed by the PARTIES will be in writing and clearly marked “PROPRIETARY INFORMATION” or its equivalent. If such PROPRIETARY INFORMATION is initially disclosed orally or by demonstration, it will be identified as PROPRIETARY INFORMATION or its equivalent at the time of disclosure. The disclosing PARTY will, within thirty (3) days thereafter; (a) reduce such PROPRIETARY INFORMATION to writing or other tangible form, referencing the date and type of PROPRIETARY INFORMATION disclosed, and mark it as PROPRIETARY INFORMATION or its equivalent; and (b) deliver a copy to the receiving PARTY. All protections and restrictions as to use and disclosure will apply during such thirty (30) day period.

(6)	That all rights and tills to the PROPRIETARY INFORMATION disclosed under this Agreement will remain the property of disclosing PARTY unless otherwise agreed to in writing by the PARTIES.

(7)
That PROPRIETARY INFORMATION provided by any disclosing PARTY to any receiving PARTY shall be returned to the disclosing PARTY within five (5) days of written request for such return by the disclosing PARTY.

(8)
That no copies shall be made by a receiving PARTY of any PROPRIETARY INFORMATION without the express written consent of the disclosing PARTY. Any copies so authorized shall be returned to the disclosing PARTY or destroyed in accordance with the term and demand provisions of this Agreement.

(9)
That the receiving PARTY agrees that with regard to any, patent application provided as PROPRIETARY INFORMATION under this Agreement that no protest, public use proceeding copied claims for provoking interference, or other action impeding issuance of any patent based on the disclosed application shall be field by the receiving PARTY prior to issuance of such patent.

(10)	The PARTIES agree that any photocopy or facsimile copy of this fully-executed agreement shall have the same legal force and affect as any copy bearing original signatures of the PARTIES.

Technical Contact for Company:		Technical Contact for LLNL:

Name:	Stanley S. Baton	Name:	Luiz Da Silva
Company,	Lantis Laser, Inc.		Lawrence Livemore
National Laboratory
Address:	1950 Greenwood Lake Turnpike	Address:	7000 East Avenue .
	Hewitt NJ 07421		P.O. Box ON, L-99
Livermore, CA 94550
Phone:	(203) 973-0397	Phone:	(925 423-9887
	(203) 374-9856	Fax

It is further agreed that the furnishing of PROPRIETARY INFORMATION does not constitute any grant or license to the other PARTY for any legal rights now or hereinafter held by either PARTY.

This Agreement will be subject to and interpreted to accordance with, the laws of the State of California.

Unless terminated earlier by thirty (3)) days written notice by either PARTY to the other, this Agreement will remain in effect of two (2) year(s) from the effective date first written above, at which time the receiving PARTY will return or destroy the PROPRIETARY INFORMATION within thirty (30) days of the termination of this Agreement. If the PROPRIETARY INFORMATION is destroyed, a certificate of destruction must be furnished to the disclosing PARTY within the thirty (30). The secrecy and non-use obligations of the receiving PARTY set forth above will remain in effect for five (5) years from the effective date.

The receiving PARTY acknowledges its obligations to control access to technical data under the U.S. Export Laws and Regulations and agrees to adhere to such Laws and Regulations with regard to any technical data received under this Agreement.

Any modification to this Agreement must be in writing and signed by the duly authorized representative of each PARTY.

LANTIS LASER, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA LAWRENCE LIVERMORE NATIONAL LABORATORY

By: (signature)	By: (signature)
Name: (please print)	Name: (please print)
Title:	Title:
Date signed:	Date signed:

RETURN TO:	Lawrence Livermore National Laboratory ATTN: Linda Lerner 7000 East Avenue P.O. Box 808, L 795 Livermore, CA 94551

cc:   Luiz Da Silva, L-399
James Sommorcorn, L-795